Exhibit 10.1

January 7, 2020

Olivia Nelligan
Via E-Mail

Olivia:

Following your correspondence and our discussion, this letter constitutes our revised offer to you for the Executive Vice President & Chief Finance Officer position in the Finance division of CHS Inc. The terms of this offer (the “Offer”) are summarized below. Please note that all dollar figures are pre-tax, unless specified otherwise:

1.
Position and Duties: Your position will be Executive Vice President & Chief Finance Officer reporting to me. You will be responsible for performing the customary duties and responsibilities for your position as well as any other duties reasonably assigned to you that are consistent with your position and title.

2.	Location: This position is located at: 5500 Cenex Drive, Inver Grove Heights, MN 55077 (referred to as IGH).

3.	Start Date: January 29, 2020

4.
Base Salary: Your initial base salary will be $570,000.00 annually. Your salary will be paid in accordance with the Company’s normal payroll practices and will be reviewed as provided in the Section entitled “Salary Review” below.

5.	Hiring Bonus: You will receive a lump sum hiring bonus of $200,000.00 (net, after applicable tax withholdings) to be paid as follows:

•	$100,000 (net) will be paid as a lump sum within the first 30 days of the start date of January 29, 2020.

•	The second payment of $100,000 (net) will be paid as a lump sum within 30 days following one year of employment with CHS.

In the event you voluntarily terminate, resign or otherwise end your employment relationship with the Company for other than “Good Reason” (as defined in paragraph 19): (a) within one (1) year of the start date, you agree to reimburse the Company at the rate of 1/12th of the total amount of the first payment ($100,000 net) for each uncompleted month in your first year of employment; and (b) during the second year of employment you agree to reimburse the Company at the rate of 1/12th of the total amount of the second payment ($100,000 net) for each uncompleted month of your second year of employment. Such total repayment amount shall be due in full no later than sixty (60) days from the date of termination with the Company.

6.
Relocation Package: CHS will assist with the expenses of moving and relocation for one household. You will be required to sign a relocation repayment agreement to receive relocation assistance. The relocation assistance offering expires in 30 months and must be utilized within 30 months of your start date.  Additional information and instructions will be provided under separate cover.

7.
Annual Variable Pay: You are eligible to participate in the CHS Annual Variable Pay (AVP) Plan beginning with the fiscal 2020 Plan. The AVP target award for your position is set at 115% of your base salary amount on August 31st of each fiscal year. CHS will give you the full year of credit for the fiscal year 2020 Plan (12 months) rather than prorate the award for time in position during the 2020 fiscal year (approximately 7 months). This will be administered in accordance with the CHS Annual Variable Pay Plan Document which can be found on CHS Source and will be provided to you upon hire.

8.
Long Term Incentive Plan: You will also be eligible for the CHS Long Term Incentive (LTI) Plan beginning with the fiscal 2018-2020 plan with a target award of 115%. Any earned award will be prorated by the number of full months you are eligible for participation in the LTI Plan during each three-year (36-month) LTI Plan performance period. This will be administered in accordance with the CHS Long Term Incentive Plan Document.

Earned awards are contributed to the CHS Deferred Compensation Plan. For additional information, please refer to the Executive Benefits and Perquisites Overview 2020, you previously received and that will be sent to you again under separate cover. Further details of the CHS Long Term Incentive Plan and CHS Deferred Compensation Plan will be made available.

9.
Benefits: The Company currently offers a competitive benefits program, including medical, dental and life insurance, 401(k) with company match, retirement, profit sharing, paid time off, and paid holidays. An overview of premium contribution amounts for the current plan year will be provided to you under separate cover. You will begin accruing Paid Time Off at the end of one full calendar month of qualified service. Your PTO will accrue at two days per month totaling 24 days in a twelve-month period, and we will also “bank” 10 days of PTO for you to access immediately after your start date.

10.
401(k) Plan: You are eligible to participate after first of the month following one month of service. In addition, the Company restores CHS 401K matching contributions that are unable to be paid under the plan due to IRS compensation limits. The contributions are deferred into the Deferred Compensation Plan (DCP). Additional information can be found in the Executive Benefits and Perquisites Overview 2020 document that you previously received and that will be sent to you again under separate cover.

11.
CHS Pension Plan: You are eligible to participate after the first of the month following one year of service. During this one-year eligibility period, the Company will make an equivalent contribution to the non-qualified, supplemental executive retirement plan (SERP) account. Additional information can be found in the Executive Benefits and Perquisites Overview 2020 document that you previously received and that will be sent to you again under separate cover.

12.
CHS Profit Sharing Plan: You are eligible to participate after the first of the month following one year of service. During this one-year eligibility period, the Company will make an equivalent contribution to the non-qualified, Deferred Compensation Plan (DCP) account. Additional information can be found in the Executive Benefits and Perquisites Overview 2020 document that you previously received and that will be sent to you again under separate cover.

13.
Executive Plans: The Company currently offers additional executive plans, including executive long-term disability, executive physical program, and financial planning. Additional information can be found in the Executive Benefits and Perquisites Overview 2020 document that you previously received and that will be sent to you again under separate cover.

14.
Attorney Costs: CHS will reimburse you up to $5,000 for attorneys’ fees and costs you incur associated with the review of the Offer and related documents, contingent on your submission of reasonable documentation of such fees and costs.

15.	Performance Review: I will evaluate your performance, at least annually, in the fall of each year.

16.
Salary Review: I will evaluate your salary annually and if a compensation change is warranted, the change will be effective in January of each year in accordance with the compensation administration program in effect at that time. Based on your hire date, you will be eligible for your first salary review in January 2021.

17.
U.S. Work Eligibility: The Company is required by federal law to prove your eligibility to work in the United States. As a condition of employment, you will be required to complete an I-9 form and provide the appropriate documentation.

18.
Previous Employment: You will find that our approach to business and business relationships sets us apart and has resulted in a long history of growth and success.  Please note that we do not want you to bring to CHS or use in your employment with CHS any information or documents of any type from any previous employers, whether or not confidential. Further, this offer is contingent upon your continued compliance with any and all obligations you may have with your previous employer(s), including without limitation, Non-Compete, Non-Solicitation, Invention Assignment and/or Confidentiality Agreements. At CHS’s request you have provided written confirmation from your prior employer that it does not consider your potential employment as Executive Vice President and Chief Finance Officer for CHS to be a violation of the Non-Competition provision of the agreement you provided, or of any other agreement or policy purporting to impose restrictions on the employment or services you can provide to another entity.

19.
At-will Employment; Separation Benefit: Employment with CHS is at-will, meaning either party may terminate voluntarily or involuntarily at any time. In the event of an employment separation by the Company without “Good Cause” or a voluntary separation by you for “Good Reason,” both terms are defined below, and with receipt of a signed general release agreement in a form acceptable to the Company, CHS will provide separation payments of (a) one (1) year of your then base salary; and (2) pro-rated AVP payment, if such payment is available for the applicable fiscal year, and pro-rated based on time worked in the fiscal year (“Separation Payments”). Additionally, the Company will reimburse reasonable, documented repatriation expenses to the Lake Geneva area in the event of an employment separation by the Company without Good Cause or voluntary separation by you for Good Reason that occurs within the first 36 months of employment with CHS. The Separation Payments and benefits will be subject to regular withholdings and will be in addition to normal separation benefits, such as payment of accrued and unpaid PTO and eligibility for COBRA continuation coverage.
For purposes of the separation benefits in this paragraph, the following definitions apply:

•
Good Cause is defined as (a) deliberate and continued failure to substantially perform duties and responsibilities after written notice and 30-day opportunity to cure; (b) conviction of, or plea of guilty or not to contest to, a felony; (c) material violation of Company policy; (d) act of fraud or dishonesty resulting or intended to result in personal enrichment at the Company’s expense; or (e) gross misconduct in performance of duties that result in material economic harm to the Company.

•
Good Reason is defined as: (a) assignment of duties or responsibilities that are materially inconsistent with duties or responsibilities of the EVP CFO position without cure within 30 days after written notice; (b) material diminution in authority, duties or responsibilities; (c) a 10% or more reduction in salary, except for across-the-board reductions; or (d) the Company’s material breach of any obligation under the Offer without cure within 30 days after written notice.

20.
Indemnification: Related to the period of your employment, you will be covered by the indemnification provisions in the Company By-Laws and as set out in the Company’s applicable directors and officers liability insurance policy. A summary of the directors and officers liability insurance policy will be provided to you under separate cover. Further, CHS will agree to indemnify you to the full extent permitted by law with respect to any claim, liability, action, or proceeding instituted or threatened against you, and arising out of or in connection with decisions and/or actions occurring at or by CHS prior to your employment with CHS.

21.	This Offer is contingent upon you signing Confidentiality, Noncompetition & Nonsolicitation Agreement, which is attached herewith.

As a condition of employment, all new employees are required to pass a drug screen with a negative result, as well as participate in a background investigation verifying your credentials. Materials necessary to take the pre-employment drug test and background check will be provided to you by Mary Kaul-Hottinger in Human Resources.
If the Offer is acceptable to you, please sign, date and return a copy of this letter to me by Wednesday, January 8, 2020.
Olivia, we look forward to having you as a member of our team. I am confident you will find this position a challenging and rewarding opportunity.

Sincerely,
/s/ Jay D. Debertin

Jay D. Debertin
President and CEO
CHS Inc.

Acceptance:

Name                            Date

Agreed by CHS Inc.:

By: __________________________________

Printed Name: ________________________________

Its:	___________________________________

CONFIDENTIALITY, NONCOMPETITION
& NONSOLICITATION AGREEMENT

THIS CONFIDENTIALITY, NONCOMPETITION & NONSOLICITATION AGREEMENT ("Agreement"), is made as of the date first executed below by and between CHS Inc., a Minnesota cooperative corporation ("Company"), and Olivia Nelligan ("Employee").

RECITALS

WHEREAS, Company has offered, and Employee has accepted, a position as Executive Vice President & Chief Finance Officer for CHS Inc. covering its US and global operations (hereinafter referred as the "Defined Territory");

WHEREAS, Employee acknowledges that Employee will be employed in a position of trust and confidence and will have access to and will become familiar with the products, methods, technology, services, and procedures used and customer information generated therefrom. As part of Employee’s duties, Employee also will develop and maintain close working relationships with Company’s customer.

WHEREAS, Employee acknowledges that Company has expended significant time, energy and resources on promoting, advertising, and developing goodwill and a sound business reputation. Company has developed customers and spent significant time and resources learning and meeting customers' needs for Company's services and products. Company also has entered into business relationships designed to discover likely future customers. All of the foregoing are valuable and unique assets of Company's business. Employee acknowledges that the identity of Company's customers, including customer preferences and desires, are confidential information which should not be disclosed to persons outside of Company's organization or used by Employee for Employee’s own benefit or the benefit of other person.

WHEREAS, Employee acknowledges that Company has expended significant time, energy and resources on technology, research, and development of its products and services. Company has developed products, processes, technologies and services that are valuable, special and unique assets of Company's business. Employee acknowledges that the products, processes, technologies and services, including future changes thereto, are confidential information which should not be disclosed to persons outside of Company's organization or used by Employee for Employee’s own benefit or the benefit of other persons.

WHEREAS, Employee recognizes that the unauthorized disclosure to or use by third parties of any of Company's confidential or proprietary information, trade secrets, or Employee's unauthorized use of such information would seriously harm Company's business and cause monetary loss that would be difficult, if not impossible, to measure.

WHEREAS, Employee wishes to enter into an employment relationship with Company whereby Employee receives the independent consideration offered by this Agreement, and whereby Employee receives access to confidential information and existing and prospective customers, in return for Employee’s unqualified agreement to the terms contained herein.

NOW, THEREFORE, the parties hereby agree as follows:

1.	Recitals. Company and Employee acknowledge and agree that the recitals set forth above are true, correct and considered part of the terms of this Agreement.

2.
Independent Consideration. This Agreement was offered to Employee as part of Employee’s initial offer of employment with Company. Employee acknowledges that sufficient, proper and independent consideration exists to support this Agreement because of its inclusion in the initial terms of Company’s offer of employment to Employee.

3.	Confidential Information.

a.
Definition. “Confidential Information” includes (without limitation) the names of Company’s customers; customer files and lists (including but not necessarily limited to the names, addresses and telephone numbers of customers and prospective customers); information about customers and/or their preferences; information relating to Company’s computer hardware and software; marketing information; plans and strategies; pricing methods; vendor sources; information regarding Company’s finances and financial condition; accounts; trade secrets; procedures; manuals; financial cost and sales data; supply sources and resources; contracts; price lists, accounting and bookkeeping practices; office policies and practices; business plans; prospect names and lists; existing and potential business opportunities; confidential reports; customers' needs for Company's products and services; as well as information specific to the Company's products, such as source code, coding standards, programming techniques, processes and systems; computer programs, algorithms, techniques, processes, designs, specifications, diagrams, flow charts, ideas, systems, and methods of operation of such programs; and research and development work.

b.
Employee acknowledges that during the course of Employee’s employment, Company has given or will give Employee access to its Confidential Information. Employee acknowledges that Company has taken reasonable measures to preserve the secrecy of its Confidential Information, including, but not limited to, requiring Employee to execute this Agreement and developing policies and practices governing the protection of Company’s property (including Confidential information); all such policies are incorporated herein by reference.

c.
Regardless of the reason for termination of Employee's employment, Employee agrees that Employee will not, either during or at any time after the termination of Employee’s employment, use, disclose or in any way misappropriate Company's Confidential Information which Employee may learn or acquire at any time during Employee’s employment. This includes, without limitation: (i) Employee’s disclosure of Confidential Information to any person or entity unless specifically authorized by Company in writing to do so or as specifically permitted to do so as part of Employee’s job duties (but then only for the benefit of Company); or (ii) Employee’s use of Confidential Information for Employee’s own benefit or for the benefit of any person other than Company.

d.
Regardless of the reason for termination of Employee's employment, if either Employee or Company terminate the employment relationship, Employee will immediately deliver to Company all documents (either in electronic or paper format and including without limitation works in progress, originals and copies), notes, memos, computers, laptops, tablets, smartphones, cellphones, hard drives, jump drives, zip drives, other types of electronic media storage, computer files, diskettes, source codes, manuals, including training materials, catalogs, customer lists, financial information, computer equipment, office equipment, and all other materials in Employee's possession or control which belong to Company or contain information subject to this Agreement.

e.
Defend Trade Secrets Act Notice. Employee is immune from criminal and civil liability under state and federal law if Employee discloses Company trade secrets: (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; (ii) in a complaint or other document filed in a lawsuit or other proceeding when the filing is made under seal; or (iii) to Employee’s attorney or in a sealed court filing in a lawsuit alleging retaliation for reporting a suspected violation of law.

4.	Competition Restrictions.

a.
Best Efforts. During Employee’s employment with Company, Employee will serve Company faithfully and to the best of Employee’s ability and will devote Employee’s full business and professional time, energy, and diligence to the performance of Employee’s job duties. Employee will comply with Company’s policies and practices as they exist from time to time. Employee will promptly communicate to Company all business, commercial and investment opportunities or offers presented to Employee, or of which Employee becomes aware, that relate to Company’s business. During Employee’s employment with Company, Employee will not, directly or indirectly, compete with Company, be employed by or provide services to any other person or entity, or engage in any other business activity, without prior written approval from Company. Employee may, however, engage in passive personal investment activities, so long as the activities do not compete with Company, violate Company policies or interfere with Employee’s job duties.

b.
Non-Competition Restrictions. Employee agrees that, for a period of one (1) year after termination of Employee’s employment with Company (whether voluntary or involuntary), Employee will not, directly or indirectly, anywhere within the Defined Territory, whether as an individual or through any other person or entity, research, develop, manufacture, sell, distribute, or provide any product or service that performs similar functions or is used for the same general purpose as any product or service that Employee researched, developed, manufactured, sold, distributed, or provided during Employee’s employment with Company.

c.	Non-Solicitation Restrictions.

i.
Definition. “Customer” means any person or entity (1) about whom Employee (or Employee’s supervisees) obtained or had access to Confidential Information during Employee’s employment with Company; or (2) with whom, during the 24-month period prior to the termination of Employee’s employment with Company, Employee, directly or indirectly, had contact on behalf of Company and which (A) had a contract or business relationship with Company, (B) negotiated to contract with or enter into a business relationship with Company, or (C) was, directly or indirectly, solicited by Employee to do business with Company.

ii.	Employee agrees that, for a period of one (1) year after termination of Employee’s employment with Company (whether voluntary or involuntary), Employee will not, directly or indirectly:

1.
Solicit any Customer, or provide or sell to any Customer any service or product that competes with, or is the same as or substantially similar to, any service or product offered or provided by Company during Employee’s employment with Company.

2.	Induce or persuade any Customer, or any other person or entity doing business with Company, to alter or terminate its relationship with Company.

3.	Solicit or hire any employee or contractor of Company, or persuade or induce any employee or contractor to terminate or alter the employee or contractor’s relationship with Company.

5.
Copyrights. Employee acknowledges that any computer software, program, or other work of authorship that Employee prepares within the scope of Employee’s employment is a “work made for hire” under U.S. copyright laws and that, accordingly, Company exclusively owns all copyright rights in such computer software, program, and other works of authorship (individually and collectively “Work Product”). For purposes of this Agreement, “scope of employment” means that the Work Product (a) relates to any subject matter pertaining to Employee’s employment with Company, (b) relates to or is directly or indirectly connected with the business, products, projects or Confidential Information of Company, or (c) involves the use of any time, material or facility of Company. If, for any reason, the Work Product is not found to have been created as works made for hire, Employee hereby assigns all Employee’s right, title, and interest in the Work Product to Company.

6.
Reasonableness. Employee acknowledges and agrees that the terms set forth in Sections 3 through 5 of this Agreement are reasonable in light of the nature of the position Employee holds with Company, the relationships Employee has established (or will establish) with Company’s customers and prospective customers, and the wages, benefits and bonuses Company has paid to Employee for Employee’s services. Employee further agrees that the restrictions contained in this Agreement shall apply no matter how or why Employee’s employment terminates and regardless of whether the termination is voluntary or involuntary.

7.
Remedies. Employee acknowledges and agrees that Employee’s breach of this Agreement would cause irreparable harm to Company and that such harm may not be compensable entirely with monetary damages. If Employee breaches or threatens to breach any term of this Agreement, Company will be entitled as a matter of right to injunctive relief. Further, the prevailing party will be entitled to reasonable attorneys’ fees, costs, and expenses associated with an action to enforce this Agreement, in addition to any other remedies available at law or equity. Nothing in this Agreement will limit Company’s remedies under any applicable Uniform Trade Secrets Act or elsewhere.

8.	Survival of Provisions. This Agreement and Employee’s obligations herein, will survive termination of Employee’s employment with Company for any reason, whether voluntary or involuntary.

9.
Severability. If a court rules that any part of this Agreement is not enforceable, the court will modify that part to make it enforceable to the maximum extent possible. If the part cannot be so modified, that part will be severed and the other parts of the Agreement will remain enforceable.

10.
Non-waiver. Company's decision to refrain from enforcing a breach of any part of this Agreement (or Company's settlement of any claims for breach) will not prevent Company from enforcing the Agreement as to any other breach of this Agreement that Company discovers and shall not operate as a waiver against any future enforcement of any part of this Agreement, any other agreement with Employee or any other agreement with any other employee of Company.

11.	Assignment. This Agreement may be assigned by Company, but may not be assigned by Employee under any circumstances.

12.
Choice of Law; Jurisdiction; Venue. This Agreement will be governed by and construed in accordance with the laws of the state of Minnesota. Any action relating to this Agreement or arising out of or relating to this Agreement will be instituted and prosecuted in Ramsey County, Minnesota, in either state court (Ramsey County District Court) or federal court (United States District Court for the District of Minnesota). Employee hereby consents to submit to the personal jurisdiction of Ramsey County District Court and United States District Court for the District of Minnesota, and agrees not to bring any action relating to this Agreement or arising out of or in connection with Employee’s employment or termination thereof, in any court other than Ramsey County District Court or United States District Court for the District of Minnesota.

13.
At-Will. Nothing in this Agreement is intended to provide nor shall this Agreement provide Employee with any contractual rights to employment for any period of time. Employee acknowledges that Employee’s employment relationship with Company is one of at-will employment. This means that either Employee or Company may terminate the employment relationship at any time and for any reason, with or without cause.

14.
No Conflict. Employee represents that Employee is not subject to any contract, agreement, or arrangement, either written or oral, with respect to any other employment, independent contractor, or consulting relationship, which would prevent Employee from entering into this Agreement, which would interfere or conflict with the performance of Employee’s duties or obligations under this Agreement, or which would involve the disclosure of Company’s confidential information. If Employee possesses any information that Employee knows or should know is considered by any former employer of Employee’s to be confidential, trade secret, or otherwise proprietary, Employee will not disclose the information to Company or use the information to benefit Company in any way.

15.
Merger/Capacity/Counterparts. This Agreement incorporates the entire understanding between the parties as to its subject matter. Other than as stated herein, Employee has been offered no oral or written promises, inducements, or representations, and Employee executes this Agreement without reliance on any oral or written promises, inducements, or representations other than those set forth in this Agreement. This Agreement may not be canceled, modified or otherwise changed except by another written agreement signed by Employee and the appropriate representative of Company. Employee and Company represent that each party is of legal age, under no legal disability, has full legal authority to enter into this Agreement, and has had a reasonable and adequate opportunity to consult with independent counsel regarding the effect of this Agreement, the sufficiency of the consideration provided Employee hereunder, and the reasonableness of the restrictions set forth herein. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together will constitute one and the same agreement.

EMPLOYER:                    EMPLOYEE:
CHS Inc.

By:    _________________________        By: ______________________________

Print Name: _______________________
Its: _________________________

Date: ____________________________     Date: ____________________________